                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[X]  Preliminary Proxy Statement                         [ ]  Confidential, for Use of the Commission
[ ]  Definitive Proxy Statement                               Only (as permitted by Rule 14a-6(e)(2))
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to sec. 240.14a-11(c) or sec. 240.14a-12

                             Ducommun Incorporated
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  Fee not required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------

     (5)  Total fee paid:

        ------------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

        ------------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------

     (3)  Filing Party:

        ------------------------------------------------------------------------

     (4)  Date Filed:

        ------------------------------------------------------------------------

                             DUCOMMUN INCORPORATED

                      111 WEST OCEAN BOULEVARD, SUITE 900
                          LONG BEACH, CALIFORNIA 90802
                                 (562) 624-0800

                            ------------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                                  MAY 6, 1998
                            ------------------------

To the Shareholders of
Ducommun Incorporated:

     Notice is hereby given that the Annual Meeting of Shareholders of Ducommun Incorporated, a Delaware corporation (the "Corporation"), will be held at the Long Beach Airport Marriott Hotel, 4700 Airport Plaza Drive, Long Beach, California, on Wednesday, May 6, 1998, at the hour of 9:00 o'clock A.M. for the following purposes:

          1. To elect three directors to serve for three-year terms ending in 2001.

          2. To consider and act upon a proposed amendment to the Restated Certificate of Incorporation of the Corporation to increase the number of authorized shares of Common Stock from 12,500,000 shares to 35,000,000 shares.

          3. To transact any other business that may properly be brought before the meeting or any adjournments or postponements thereof.

     March 16, 1998 has been established as the record date for the determination of shareholders entitled to notice of, and to vote at, the Annual Meeting. All shareholders are cordially invited to attend the meeting in person.

     To insure your representation at the meeting, please complete and mail your Proxy Card in the return envelope provided, as soon as possible. This will not prevent you from voting in person, should you so desire, but will help to secure a quorum and will avoid added solicitation costs.

                                          By Order of the Board of Directors

                                              James S. Heiser
Long Beach, California                           Secretary
March 30, 1998

                             DUCOMMUN INCORPORATED

                      111 WEST OCEAN BOULEVARD, SUITE 900
                          LONG BEACH, CALIFORNIA 90802
                                 (562) 624-0800

                            ------------------------

                                PROXY STATEMENT

                            ------------------------

     This Proxy Statement is being mailed on or about March 30, 1998 to shareholders of Ducommun Incorporated (the "Corporation") who are such of record on March 16, 1998, in connection with the solicitation of proxies for use at the Corporation's Annual Meeting of Shareholders to be held at 9:00 o'clock A.M. on May 6, 1998, or at any adjournments or postponements thereof (the "Annual Meeting"), for the purposes set forth herein and in the accompanying Notice of Annual Meeting. The accompanying Proxy is solicited by the Board of Directors of the Corporation. Solicitation will be by mail, interview, telephone and telegraph. D. F. King & Co., Inc. has been retained to assist in the solicitation of proxies for which it will be paid a fee of $4,500 plus reimbursement of out-of-pocket expenses. Brokers, nominees, banks and other custodians will be reimbursed for their costs incurred in forwarding solicitation material to beneficial owners. All expenses incident to the proxy solicitation will be paid by the Corporation.

     Proxies in the accompanying form will be voted in accordance with the instructions given therein. If no instructions are given, the Proxies will be voted for the election as directors of the management nominees, and in favor of each of the proposals described herein. Any shareholder may revoke his Proxy at any time prior to its use by filing with the Secretary of the Corporation a written notice of revocation or a duly executed Proxy bearing a later date or by voting in person at the Annual Meeting.

     The close of business on March 16, 1998 has been fixed as the record date (the "Record Date") for the determination of holders of shares of Common Stock entitled to notice of, and to vote at, the Annual Meeting. At the close of business on the Record Date, the Corporation had outstanding X,XXX,XXX shares of Common Stock, $.01 par value per share (the "Common Stock"). In the election of directors, each holder of Common Stock will be entitled to a number of votes equal to the number of directors to be elected multiplied by the number of shares held. The votes so determined may be cast for one candidate or distributed among two or more candidates. On all other matters to come before the Annual Meeting, each holder of Common Stock will be entitled to one vote for each share owned.

     A majority of the outstanding shares of Common Stock will constitute a quorum at the Annual Meeting. Abstentions and broker non-votes will be counted for purposes of determining whether a quorum has been obtained. In the election of directors and with respect to the amendment of the Restated Certificate of Incorporation of the Corporation, abstentions and broker non-votes will not be counted. On all other matters, abstentions will be counted, but broker non-votes will not be counted, for purposes of determining whether a proposal has been approved.

     In the election of directors, the three candidates receiving the highest number of votes will be elected to fill the vacancies on the Board of Directors.

     The Corporation's 1997 Annual Report to Shareholders is being mailed to shareholders with this Proxy Statement.

                             ELECTION OF DIRECTORS

     Three directors (out of a total of eight) are to be elected at the forthcoming Annual Meeting to serve for three-year terms expiring at the Annual Meeting in 2001 and thereafter until their successors are elected and qualified. The nominees for such positions are Norman A. Barkeley, H. Frederick Christie and Kevin S. Moore. In the absence of a contrary direction, Proxies in the accompanying form will be voted for the election of the foregoing nominees. Management does not contemplate that any of the nominees will be unable to serve as directors, but if that should occur the persons designated in the Proxies will cast votes for other persons in accordance with their best judgment. In the event that any person other than the nominees named herein should be nominated for election as a director, the Proxy holders may vote for less than all of the nominees and in their discretion may cumulate votes. Should any of the directors whose terms continue past the 1998 Annual Meeting cease to serve as directors prior to the Annual Meeting, the authorized number of directors will be reduced accordingly.

     The following information is furnished as of March 16, 1998, with respect to each of the three persons who are nominees for election to the Board of Directors, as well as for the other five directors of the Corporation whose terms of office will continue after the 1998 Annual Meeting.

                                                                     DIRECTOR   TERM
     NAME, PRINCIPAL OCCUPATION AND OTHER DIRECTORSHIPS         AGE   SINCE    EXPIRES
     --------------------------------------------------         ---  --------  -------
Norman A. Barkeley                                              68     1987     2001
  Chairman of the Board of the Corporation; Director, Kaynar
  Technologies, Inc.
Joseph C. Berenato                                              51     1997     2000
  Chief Executive Officer and President of the Corporation.
H. Frederick Christie                                           64     1985     2001
  Consultant; Retired President and Chief Executive Officer,
  The Mission Group (subsidiary of SCEcorp); Director,
  Ultramar Diamond Shamrock Corp., AECOM Technology Corp.,
  IHOP Corp., Southwest Water Company, Capital Income
  Builder, Inc., Small Cap World Fund, Capital World Growth
  and Income Fund, Inc., and American Mutual Fund, Inc.;
  Trustee, American Variable Insurance and New Economy Fund;
  and Director or Trustee of twelve fixed income funds of
  the Capital Research & Management Company.
Robert C. Ducommun                                              46     1985     1999
  Management Consultant; Director, American Metal Bearing
  Company and Inventa Corporation.
Kevin S. Moore                                                  43     1994     2001
  Senior Vice President, The Clark Estates, Inc. (private
  investment firm); Director, Hitox Corporation of America,
  Snake Eyes Golf Clubs, Inc. and National Baseball Hall of
  Fame & Museum, Inc.
Thomas P. Mullaney                                              64     1987     1999
  General Partner, Matthews, Mullaney & Company (private
  investment firm); Director, Merisel, Inc., Lucas Arts
  Entertainment Company and Lucas Digital Ltd.

                                                                     DIRECTOR   TERM
     NAME, PRINCIPAL OCCUPATION AND OTHER DIRECTORSHIPS         AGE   SINCE    EXPIRES
     --------------------------------------------------         ---  --------  -------
Richard J. Pearson                                              72     1978     2000
  Retired President and Chief Operating Officer, Avery
  Dennison Corporation; Chairman, Chachies Foods; Director,
  Ameron International, Atol Holdings, M & R Printing
  Equipment, Inc., Magnet Inc. and Seidler Capital, Inc.;
  Trustee, Pomona College.
Arthur W. Schmutz                                               76     1988     2000
  Advisory Counsel, Gibson, Dunn & Crutcher ; Director, H.
  F. Ahmanson & Company and Home Savings of America.

     Mr. Mullaney was previously a director of the Corporation in 1984 and 1985. Mr. Schmutz is advisory counsel to the law firm of Gibson, Dunn & Crutcher, which rendered legal services to the Corporation during 1997 and has and is expected to continue to render legal services to the Corporation during 1998. Mr. Schmutz was previously a director of the Corporation from 1985 to 1987.

     The Board of Directors met five times in 1997. All incumbent directors attended seventy-five percent or more of the meetings of the Board of Directors and Committees of the Board on which they served during 1997. Each of the persons named above was elected by the shareholders at a prior annual meeting.

     Directors who are not employees of the Corporation or a subsidiary are paid an annual retainer of $12,500 and receive $1,000 for each Board of Directors meeting, Shareholders meeting or Committee meeting they attend. Under the Directors Deferred Income and Retirement Plan, a director may elect to defer payment of all or part of his fees for service as a director until he retires as a director, at which time the deferred fees will be paid to him with interest. A retiring director will also receive the annual retainer fee in effect at the time of retirement or at the time of payment, whichever is higher, for life or for a period of years equal to his service as a director, whichever is shorter, provided that the director retires after the age of 65, has served as a director for at least five years and is not an employee of the Corporation when he retires (the "retirement benefits"). In 1997, accrual of additional retirement benefits under the Directors Deferred Income and Retirement Plan was terminated, but existing directors remain eligible for retirement benefits accrued to such date. Directors are also eligible to participate in the Corporation's 1994 Stock Incentive Plan. Directors who are not employees of the Corporation or a subsidiary, following each annual meeting of shareholders, are granted stock options to purchase 1,500 shares of Common Stock of the Corporation at an exercise price equal to 100% of the closing price of the Corporation's Common Stock on the New York Stock Exchange on the date of grant.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires the Corporation's officers and directors, and persons who own more than 10% of the Corporation's equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission ("SEC") and to furnish copies of such forms to the Corporation. Based solely on a review of the copies of such forms furnished to the Corporation, and on written representations that no Forms 5 were required, the Corporation believes that during its past fiscal year all of its officers, directors and greater than 10% owners complied with the filing requirements of Section 16(a).

                      COMMITTEES OF THE BOARD OF DIRECTORS

     The Corporation has standing Executive, Audit, Compensation and Nominating Committees. The members of the Executive Committee are Messrs. Barkeley, Berenato, Mullaney and Schmutz. The Executive Committee, which did not formally meet during 1997, performs the same function as the Board of Directors, subject to certain limitations, including limitations on the power to amend or repeal the Certificate of Incorporation or Bylaws, adopt an agreement of merger or consolidation, or recommend to the shareholders the sale, lease or exchange of substantially all of the property and assets of the Corporation. The members of the Audit Committee are Messrs. Christie, Ducommun, Pearson and Schmutz. The Audit Committee, which met formally three times during 1997, reviews the scope of audits, audit procedures and the results of audits with the corporate staff and the independent accountants, and approves all non-audit services by the independent accountants. The members of the Compensation Committee are Messrs. Moore, Mullaney and Pearson. The Compensation Committee, which met formally one time during 1997, reviews and recommends compensation for officers, grants stock options and administers stock option programs. The members of the Nominating Committee were Messrs. Barkeley, Christie, Ducommun and Moore until May 7, 1997, and thereafter were Messrs. Berenato, Ducommun and Pearson. The Nominating Committee, which did not formally meet during 1997, reviews and recommends to the Board of Directors the nominees for election as directors of the Corporation at the Annual Meeting of Shareholders or otherwise by the Board of Directors. The Nominating Committee may, in its discretion, consider nominees recommended by Shareholders.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The tables below show the name and address of the beneficial owners, amount and nature of beneficial ownership and percentage ownership of persons or groups known by the Corporation to be the beneficial owners of 5% or more of the outstanding shares of Common Stock as of March 16, 1998. The tables below also show the name, amount and nature of beneficial ownership and percentage ownership of each director and nominee for director, each executive officer named in the Summary Compensation Table contained in this Proxy Statement, and all directors and executive officers as a group as of March 16, 1998. Unless otherwise indicated, such shareholders have sole voting and investment power (or share such power with their spouse) with respect to the shares set forth in the tables. The Corporation knows of no contractual arrangements which may at a subsequent date result in a change in control of the Corporation.

     For the purposes of the tables, beneficial ownership of shares has been determined in accordance with Rule 13d-3 of the SEC, under which a person is deemed to be the beneficial owner of securities if he or she has or shares voting or investment power with respect to such securities or has the right to acquire ownership thereof within 60 days. Accordingly, the amounts shown in the tables do not purport to represent beneficial ownership for any purpose other than compliance with SEC reporting requirements.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

               NAME AND ADDRESS                   NUMBER OF          PERCENTAGE
                OF SHAREHOLDERS                     SHARES            OF CLASS
               ----------------                  ------------        ----------
Robert C. Ducommun                                 533,011(1)               %
  1155 Park Avenue
  New York, NY 10128
The Clark Estates, Inc.                          1,119,811(2)               %
  One Rockefeller Plaza, 31st Floor
  New York, NY 10020
Kevin S. Moore                                   1,121,311(2)               %
  One Rockefeller Plaza, 31st Floor
  New York, NY 10020
FMR Corporation                                    440,900(3)               %
  82 Devonshire Street
  Boston, MA 02109
Neuberger & Berman, LLC                            620,800(4)               %
  605 Third Avenue
  New York, NY 10158

---------------

(1) The number of shares includes (i) 50,099 shares held by a foundation of which Mr. Ducommun is an officer, (ii) 159,212 shares as to which Mr. Ducommun has been granted a proxy to exercise voting power by his sister, Electra D. de Peyster, (iii) 1,500 shares owned by Mr. Ducommun's wife and step daughters and 500 shares owned by his nephews, as to which he disclaims any beneficial interest, and 1,500 shares issuable upon exercise of stock options. Mr. Ducommun has sole voting and sole investment power as to 320,200 shares, shared voting power as to 159,212 shares and shared investment power as to 52,099 shares.

(2) The information is based on a Schedule 13D filed with the SEC dated July 29, 1992 and other information provided by The Clark Estates, Inc. The Clark Estates, Inc. provides administrative and investment services to a number of Clark family accounts which beneficially own an aggregate of 1,119,811 shares, including The Clark Foundation which owns 390,702 shares. Kevin S. Moore, Senior Vice President of The Clark Estates, Inc., has been granted powers of attorney to exercise voting and investment power as to 1,119,811 shares. The Clark Estates, Inc. and Mr. Moore have shared voting and investment power as to 1,119,811 shares. Mr. Moore's shares include 1,500 shares issuable upon exercise of stock options.

(3) The information is based on a Schedule 13G filed with the SEC dated February 14, 1998. FMR Corp. has sole investment power as to 440,900 shares.

(4) The information is based on a Schedule 13G filed with the SEC dated February 11, 1998. Neuberger & Berman, LLC has sole voting power as to 410,200 shares, shared voting power as to 199,900 shares, and shared investment power as to 620,800 shares.

SECURITY OWNERSHIP OF MANAGEMENT

                                                    NUMBER OF        PERCENTAGE
                       NAME                         SHARES(1)         OF CLASS
                       ----                         ---------        ----------
Norman A. Barkeley                                                          %
Joseph C. Berenato                                     77,502           *
H. Frederick Christie                                   4,500           *
Robert C. Ducommun                                    533,011(2)            %
Kevin S. Moore                                      1,121,311(3)            %
Thomas P. Mullaney                                      2,500           *
Richard J. Pearson                                      1,840           *
Arthur W. Schmutz                                      11,500(4)        *
Robert A. Borlet                                       57,000           *
Robert L. Hansen                                       42,500           *
James S. Heiser                                        41,795           *
All Directors and Executive Officers as a Group
  (16 persons)                                                              %

---------------

 *  Less than one percent.

(1) The number of shares includes the following shares that may be purchased within 60 days after March 16, 1998 by exercise of outstanding stock options: 159,750 by Mr. Barkeley, 53,750 by Mr. Berenato, 57,000 by Mr. Hahn, 42,500 by Mr. Hansen, 20,000 by Mr. Heiser, 1,500 by each of Messrs. Christie, Ducommun, Moore, Mullaney, Pearson and Schmutz, and 397,833 by all directors and executive officers as a group. The number of shares for Mr. Berenato includes 3,500 held in an IRA for the benefit of himself, and 1,500 held in trust for the benefit of his son. The number of shares for Mr. Borlet includes 500 held in an IRA for the benefit of himself.

(2) See the information set forth in Note 1 to the table under "Security Ownership of Certain Beneficial Owners."

(3) See the information set forth in Note 2 to the table under "Security Ownership of Certain Beneficial Owners."

(4) The shares are held in a trust in which Mr. Schmutz has investment power only.

                       COMPENSATION OF EXECUTIVE OFFICERS

SUMMARY COMPENSATION TABLE

     The following table discloses compensation received by the Corporation's chief executive officer and the other four most highly-paid executive officers of the Corporation (including subsidiary presidents) for the three fiscal years ended December 31, 1997. Columns have been omitted from the table when there has been no compensation awarded to, earned by or paid to any of the named executive officers required to be reported in that column in any fiscal year covered by the table.

                                                                          LONG-TERM
                                             ANNUAL COMPENSATION         COMPENSATION
                                          --------------------------   ----------------
                                                                            AWARDS
                                                                       ----------------
                                                                          SECURITIES       ALL OTHER
                                                                          UNDERLYING      COMPENSATION
      NAME AND PRINCIPAL POSITION         YEAR  SALARY($)   BONUS($)   OPTIONS/SARS(#)       ($)(1)
      ---------------------------         ----  ---------   --------   ----------------   ------------
Norman A. Barkeley                        1997  $203,365    $200,000        32,000          $22,416
  Chairman of the Board                   1996   325,000     325,000             0           22,416
                                          1995   325,000     250,000             0            2,124
Joseph C. Berenato                        1997   297,860     300,000        15,000                0
  President and Chief Executive Officer   1996   220,000     220,000        30,000                0
                                          1995   185,000     135,000             0                0
Robert B. Hahn                            1997   164,382     135,000             0                0
  President, MechTronics of Arizona       1996   165,143      95,000         8,000                0
  Corp. and Aerochem, Inc.                1995   159,000     105,000             0                0
Robert L. Hansen                          1997   169,465     140,000             0                0
  President, AHF-Ducommun                 1996   160,877     125,000        20,000                0
  Incorporated                            1995   154,003      82,000             0                0
James S. Heiser                           1997   160,000     112,000             0                0
  Vice President, Chief Financial         1996   149,174     120,000        10,000                0
  Officer, General Counsel,               1995   131,123      80,000             0                0
  Secretary and Treasurer

---------------

(1) All other compensation for Mr. Barkeley in 1997 consisted of insurance premiums paid by the Corporation with respect to term life insurance for the benefit of Mr. Barkeley.

OPTIONS/SAR GRANTS IN LAST FISCAL YEAR

                                                                                                POTENTIAL REALIZABLE
                                                 INDIVIDUAL GRANTS                                VALUE AT ASSUMED
                       ----------------------------------------------------------------------      ANNUAL RATES OF
                                                  PERCENT OF                                         STOCK PRICE
                       NUMBER OF SECURITIES     TOTAL OPTIONS/                                    APPRECIATION FOR
                            UNDERLYING           SARS GRANTED                                      OPTION TERM(3)
                           OPTIONS/SARS         TO EMPLOYEES IN    EXERCISE OR    EXPIRATION    ---------------------
        NAME               GRANTED(#)(1)          FISCAL YEAR      BASE PRICE        DATE         5%($)      10%($)
        ----           --------------------     ---------------    ($/SH)(2)--    ----------    ---------   ---------
Norman A. Barkeley            32,000                 57.1%           $21.00          1/2/02     $185,661    $410,263
Joseph C. Berenato            15,000                 26.8%            21.00          1/2/02       87,029     192,311
Robert B. Hahn                     0                  N/A               N/A             N/A          N/A         N/A
Robert L. Hansen                   0                  N/A               N/A             N/A          N/A         N/A
James S. Heiser                    0                  N/A               N/A             N/A          N/A         N/A

---------------

(1) The stock option granted to Mr. Barkeley becomes exercisable in increments of 50% of the number of shares granted on December 31, 1997 and 1998 so that the option is fully exercisable on and after December 31, 1998. The stock option granted to Mr. Berenato becomes exercisable in increments of 25% of the number of shares granted on the anniversary date of the date of grant so that the option is fully exercisable on and after January 2, 2001. However, the stock options become fully exercisable immediately in the event of a change of control of the Corporation. A change of control of the Corporation is defined in the stock option agreement to mean a change in control of a nature that would be required to be reported in response to Item 6(e) of
    Schedule 14A of Regulation 14A promulgated under the Exchange Act. Such a change in control is deemed conclusively to have occurred in the event of certain tender offers, mergers or consolidations, the sale, lease, exchange or transfer of substantially all of the assets of the Corporation, the acquisition by a person or group of 25% (or in the case of The Clark Estates, Inc., 30%) or more of the outstanding voting securities of the Corporation, the approval by the shareholders of a plan of liquidation or dissolution of the Corporation, or certain changes in the members of the Board of Directors of the Corporation.

(2) The exercise price may be paid by delivery of already owned shares.

(3) These amounts represent certain assumed rates of annual appreciation specified in the regulations adopted by the SEC. The actual value, if any, on stock option exercises will be dependent on a number of factors, including the price performance of the Corporation's Common Stock. There can be no assurance that the rates of appreciation presented in the table will be achieved.

AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION/SAR VALUES

     The following table provides information on option/SAR exercises in 1997 by the named executive officers and the value of such executive officers' unexercised options/SARs at December 31, 1997.

                                                        NUMBER OF SECURITIES           VALUE OF UNEXERCISED
                                                       UNDERLYING UNEXERCISED              IN-THE-MONEY
                                                            OPTIONS/SARS                   OPTIONS/SARS
                         SHARES                          FISCAL YEAR-END(#)             FISCAL YEAR-END($)
                       ACQUIRED ON       VALUE       ---------------------------    ---------------------------
        NAME           EXERCISE(#)    REALIZED($)    EXERCISABLE   UNEXERCISABLE    EXERCISABLE   UNEXERCISABLE
        ----           -----------    -----------    -----------   -------------    -----------   -------------
Norman A. Barkeley       115,000      $3,985,018       159,750        16,000        $4,650,734      $223,000
Joseph C. Berenato        14,000         417,407        42,500        37,500         1,260,156       688,594
Robert B. Hahn                 0               0        55,000         6,000         1,699,750       127,875
Robert L. Hansen           7,500         216,516        37,500        15,000         1,108,594       319,688
James S. Heiser           23,000         669,079        27,500         7,500           842,031       159,844

EXECUTIVE RETIREMENT PLAN

     The Corporation maintains an Executive Retirement Plan under which Mr. Barkeley presently is the only executive eligible to participate. Pursuant to the Executive Retirement Plan, Mr. Barkeley or his designee will receive, upon Mr. Barkeley's retirement or other termination of employment, a monthly benefit payment for a period of 15 years in the amount of $89,375. Mr. Barkeley also may elect to receive such benefit in the form of an actuarially equivalent single-life annuity or an actuarially equivalent joint and survivor annuity. The Executive Retirement Plan also provides for the payment of such benefit in a single lump sum at the election of Mr. Barkeley or upon a change in control of the Corporation, in each instance subject to certain penalties and reductions of benefits.

KEY EXECUTIVE SEVERANCE AGREEMENTS

     Messrs. Barkeley, Berenato, Hahn, Hansen and Heiser are parties to key executive severance agreements entered with the Corporation. The key executive severance agreements provide that if the employment of an executive officer is terminated without cause (as defined in the agreements), except in the event of disability or retirement, he shall be entitled to receive the following: (i) if the employment of the executive is terminated within two years following a change in control of the Corporation, then the executive shall be entitled to receive payment of his full base salary for a period of two years, payment of the amount of any bonus for a past fiscal year which has not yet been awarded or paid, and continuation of benefits for a period of two years, or (ii) if the employment of the executive is terminated other than within two years following a change in control of the Corporation, then the executive shall be entitled to receive payment of his full base salary for a period of one year, payment of the amount of any bonus for a past fiscal year which has not yet been awarded or paid, and continuation of benefits for a period of one year. A change in control of the Corporation is defined in the key executive severance agreements to mean a change in control of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Exchange Act. Such a change in control is deemed conclusively to have occurred in the event of certain tender offers, mergers or consolidations, the sale, lease, exchange or transfer of substantially all of the assets of the Corporation, the acquisition by a person or group of 25% (or in the case of The Clark Estates, Inc., 30%) or more of the outstanding voting securities of the Corporation, the approval by the shareholders of a plan of liquidation or dissolution of the Corporation, or certain changes in the members of the Board of Directors of the Corporation. In the event of a change in the executive's position or duties, a reduction in the executive's base salary as increased from time to time, a removal from eligibility to participate in the Corporation's bonus plan and other events as described in the agreements, then the executive shall have the right to treat such event as a termination of his employment by the Corporation without cause and to receive the payments and benefits described above.

     Notwithstanding anything to the contrary set forth in any of the Corporation's filings under the Securities Act of 1933, as amended, or the Exchange Act that incorporate future filings, including this Proxy Statement, in whole or in part, the following Compensation Committee Report on Executive Compensation and the Performance Graph shall not be incorporated by reference into any such filings.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     Decisions relating to compensation of the Corporation's executive officers generally are made by the Compensation Committee of the Board of Directors. Each member of the Compensation Committee is a nonemployee director of the Corporation.

COMPENSATION POLICIES APPLICABLE TO EXECUTIVE OFFICERS

     The Compensation Committee's executive compensation policies are designed to provide competitive levels of compensation that relate pay to the achievement of the Corporation's financial goals, recognize individual initiative and performance, and assist the Corporation in attracting and retaining qualified executives. Overall compensation of executive officers is set at levels that the Compensation Committee believes to be competitive with other companies of similar size in the Los Angeles area. The Compensation Committee believes that the geographic area of Los Angeles provides the best indication of the market in which the Corporation competes for executive talent and, as a result, the Compensation Committee does not specifically consider the compensation levels of companies in the Peer Group appearing under the caption

"Performance Graph" in this Proxy Statement. In evaluating competitive compensation information with respect to other companies of similar size in the Los Angeles area, the Compensation Committee does not target any percentile or level of compensation for executive officers of the Corporation but uses such information on a subjective basis to determine the appropriate level of executive officer compensation based on the position, experience and past performance of each individual executive officer.

     In addition, executive officer compensation reflects the importance to the Corporation of achieving growth in sales, net income and cash flow. As a result, executive officer compensation emphasizes cash compensation consisting of a base salary and an annual bonus, and long-term noncash stock option awards. Except for the Corporation's chairman, the Corporation does not provide any long-term cash incentive plans, pension, profit-sharing or other retirement benefits, or many of the executive perquisites typically provided by other companies to their senior executives.

     Annual bonuses are awarded on a discretionary basis by the Compensation Committee based on the Corporation achieving specified levels of sales, net income, return on assets and cash flow and on the individual performance of executive officers. The Corporation's subsidiary presidents are also measured based upon the financial performance of their operating units. Annual bonuses are targeted at 30%-50% of base salary depending on the particular executive officer involved, with an upper range of annual bonus eligibility of twice the targeted amount.

     Bonuses for 1997 generally were awarded in amounts substantially above the targeted bonus levels for executive officers. The bonuses awarded for 1997 were based on the Corporation significantly exceeding the targeted levels for sales, net income and return on assets under the Corporation's bonus plan. Although the Corporation did not exceed the targeted level for cash flow under the Corporation's bonus plan in 1997, the Compensation Committee considered that the slight decline in cash flow was necessary to support the Corporation's 33% increase in sales in 1997 over the prior year. In making the bonus determinations, the Compensation Committee also considered the Corporation's successful integration during 1997 of a business acquired in 1996 that contributed to the substantial increase in sales.

     Stock option awards are made periodically to provide management with an ownership interest in the Corporation and significant stock-based performance compensation. Stock option awards are made based on the responsibilities and performance of the particular executive officers, and are designed to provide a substantial portion, which could range up to 50%, of total compensation in a form tied directly to the Corporation's stock performance. All stock options are granted at the market price of the Corporation's common stock on the date of grant and, as such, will have value only in the event of an increase in the Corporation's stock price. Stock options were granted in 1997 to Mr. Barkeley in order to provide him with an incentive to remain in the employment of the Corporation at least until December 31, 1998, and to Mr. Berenato in connection with his promotion to Chief Executive Officer of the Corporation.

COMPENSATION OF CHIEF EXECUTIVE OFFICER

     Mr. Berenato receives a base salary and is eligible to receive an annual bonus on the same basis as described above with respect to executive officers generally. Stock options were granted in 1997 to Mr. Berenato in connection with his promotion to Chief Executive Officer of the Corporation.

     Mr. Berenato's base salary was increased to $300,000 effective January 1, 1997, when he was promoted to Chief Executive Officer of the Corporation. The Compensation Committee established Mr. Berenato's base salary at a level that it believed to be competitive with companies of similar size in the Los Angeles area and within the aerospace industry generally.

     Mr. Berenato's annual bonus is awarded on a discretionary basis by the Compensation Committee based on the Corporation achieving specified levels of sales, net income, return on assets and cash flow and on Mr. Berenato's individual performance. The bonus awarded to Mr. Berenato for 1997 was substantially above the targeted bonus level under the Corporation's bonus plan. The bonus awarded for 1997 was based on the Corporation significantly exceeding the targeted levels for sales, net income and return on assets under the Corporation's bonus plan. Although the Corporation did not exceed the targeted level for cash flow under the Corporation's bonus plan in 1997, the Compensation Committee considered that the slight decline in cash flow was necessary to support the Corporation's 33% increase in sales in 1997 over the prior year. In making the bonus determination, the Compensation Committee also considered the Corporation's successful integration during 1997 of a business acquired in 1996 that contributed to the substantial increase in sales, and Mr. Berenato's outstanding personal performance in 1997 in managing the Corporation's business during a period of strong growth.

                                          Compensation Committee

                                          Richard J. Pearson, Chairman
                                          Thomas P. Mullaney
                                          Kevin S. Moore

                               PERFORMANCE GRAPH

     The following graph compares the yearly percentage change in the Corporation's cumulative total shareholder return with the cumulative total return of the Russell 2000 Index and an Aerospace/Defense Industry Peer Group for the periods indicated. The graph is not necessarily indicative of future price performance.

                       COMPARISON OF FIVE-YEAR CUMULATIVE
                   TOTAL RETURN AMONG DUCOMMUN INCORPORATED,
                             RUSSELL 2000 INDEX AND
                    AEROSPACE/DEFENSE INDUSTRY PEER GROUP(1)

               MEASUREMENT PERIOD
             (FISCAL YEAR COVERED)                      DCO           RUSSELL 2000       PEER GROUP
1992                                                        100.00            100.00            100.00
1993                                                         79.41            118.91            113.66
1994                                                        117.65            116.74            111.13
1995                                                        232.35            149.94            117.07
1996                                                        508.82            174.67            239.94
1997                                                        822.06            213.73            274.53

---------------

(1) The Aerospace/Defense Industry Peer Group used in the Performance Graph was developed in 1993 to comply with SEC regulations and consists of the one-half of the companies in the Value Line Aerospace/Defense Index which had the lowest market capitalization on December 31, 1992. These companies are: AAR Corp., EDO Corporation, Hexcel Corporation, Hi-Shear Industries, Inc., Logicon, Inc., M/A-COM Inc., Moog Inc., Nichols Research Corporation, Rohr, Inc., Sparton Corp., TransTechnology Corporation, UNC Inc., United Industrial Corp., Watkins-Johnson Company and Wyman-Gordon Company. Since 1993, several of these companies have been acquired and their performance has been omitted from the Aerospace/Defense Industry Peer Group performance results since the year of acquisition: M/A-COM Inc. in 1995, and Logicon, Inc., Rohr, Inc., and UNC Inc. in 1997.

         APPROVAL OF AMENDMENT OF RESTATED CERTIFICATE OF INCORPORATION
                 TO INCREASE AUTHORIZED SHARES OF COMMON STOCK

     The Corporation is currently authorized to issue 12,500,000 shares of Common Stock. At the Record Date, the Corporation had outstanding x,xxx,xxx shares of Common Stock. The Board of Directors believes that the 12,500,000 authorized shares of Common Stock are insufficient to support the Corporation's long-range corporate growth strategy over the next several years. Accordingly, the Board of Directors has adopted a resolution proposing to amend the Restated Certificate of Incorporation to increase the number of authorized shares of Common Stock to 35,000,000 in order to support the Corporation's long-range growth strategy. The increase in authorized shares of Common Stock will have no effect on the rights of shares presently outstanding.

     The affirmative vote of a majority of the shares of the Corporation's Common Stock entitled to vote at a duly-held stockholders' meeting is required for the approval of the amendment of the Restated Certificate of Incorporation. THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR APPROVAL OF THE AMENDMENT OF THE RESTATED CERTIFICATE OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK.

                                    REPORTS

     The Annual Report of the Corporation for the fiscal year ended December 31, 1997, describing the Corporation's operations and including audited financial statements, has been mailed prior to or concurrently with this Proxy Statement. The Corporation will provide a copy of its most recent report to the SEC on Form 10-K upon the written request of any beneficial owner of the Corporation's securities as of the Record Date for the Annual Meeting of Shareholders without charge except for the cost of reproducing Exhibits. Such request should be addressed to Ducommun Incorporated, 111 West Ocean Boulevard, Suite 900, Long Beach, California 90802, Attn: James S. Heiser, Secretary.

                            INDEPENDENT ACCOUNTANTS

     The Corporation's independent accountants for the current fiscal year, as well as for the fiscal year ended December 31, 1997, are Price Waterhouse LLP. A representative of such firm will be afforded the opportunity to make a statement if he desires and will be available to respond to appropriate questions from shareholders in attendance.

                             SHAREHOLDER PROPOSALS

     From time to time individual shareholders of the Corporation may submit proposals which they believe should be voted upon by the shareholders. The SEC has adopted regulations which govern the inclusion of such proposals in the Corporation's annual proxy materials. All such proposals must be submitted to the Secretary of the Corporation no later than December 1, 1998, in order to be considered for inclusion in the Corporation's 1999 proxy materials.

                                 OTHER BUSINESS

     The Board of Directors does not know of any other business which will be presented for consideration at the Annual Meeting. If any other business properly comes before the Annual Meeting or any adjournment or postponement thereof, the proxy holders will vote in regard thereto according to their discretion insofar as such proxies are not limited to the contrary.

                                          By Order of the Board of Directors

                                              James S. Heiser
Long Beach, California                           Secretary
March 30, 1998

                                                                      APPENDIX A

                             DUCOMMUN INCORPORATED

                           1994 STOCK INCENTIVE PLAN
                            (AS AMENDED MAY 7, 1997)

SECTION 1. PURPOSE OF PLAN

     The purpose of the 1994 Stock Incentive Plan (the "Plan") of Ducommun Incorporated, a Delaware corporation (the "Company"), is to enable the Company and its subsidiaries to attract, retain and motivate their employees and nonemployee directors by providing for or increasing the proprietary interests of such persons in the Company.

SECTION 2. PERSONS ELIGIBLE UNDER PLAN

     Any person who is an employee or a nonemployee director of the Company or any of its subsidiaries (a "Participant") shall be eligible to be considered for the grant of Awards (as hereinafter defined) hereunder.

SECTION 3. AWARDS

     (a) The Board of Directors of the Company and/or the Committee (as hereinafter defined), on behalf of the Company, is authorized under this Plan to enter into any type of arrangement with a Participant that is not inconsistent with the provisions of this Plan and that, by its terms, involves or might involve the issuance of (i) shares of common stock, par value $.01 per share, of the Company ("Common Shares"), or (ii) a Derivative Security (as such term is defined in Rule 16a-1 promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), as such Rule may be amended from time to time) with an exercise or conversion privilege at a price related to the Common Shares or with a value derived from the value of the Common Shares. The entering into of any such arrangement is referred to herein as the "grant" of an "Award."

     (b) Awards are not restricted to any specified form or structure and may include, without limitation, sales or bonuses of stock, restricted stock, stock options, reload stock options, stock purchase warrants, other rights to acquire stock, securities convertible into or redeemable for stock, stock appreciation rights, limited stock appreciation rights, phantom stock, dividend equivalents, performance units or performance shares, and an Award may consist of one such security or benefit, or two or more of them in tandem or in the alternative.

     (c) Common Shares may be issued pursuant to an Award for any lawful consideration as determined by the Board of Directors and/or the Committee, including, without limitation, services rendered by the recipient of such Award.

     (d) Subject to the provisions of this Plan, the Board of Directors and/or the Committee, in its sole and absolute discretion, shall determine all of the terms and conditions of each Award granted under this Plan, which terms and conditions may include, among other things:

          (i) a provision permitting the recipient of such Award, including any recipient who is a director or officer of the Company, to pay the purchase price of the Common Shares or other property issuable pursuant to such Award, or such recipient's tax withholding obligation with respect to such issuance, in whole or in part, by any one or more of the following:

             (A) the delivery of previously owned shares of capital stock of the Company (including "pyramiding") or other property, provided that the Company is not then prohibited from purchasing or acquiring shares of its capital stock or such other property,

             (B) a reduction in the amount of Common Shares or other property otherwise issuable pursuant to such Award, or

             (C) the delivery of a promissory note, the terms and conditions of which shall be determined by the Board of Directors and/or the Committee;

          (ii) a provision conditioning or accelerating the receipt of benefits pursuant to such Award, either automatically or in the discretion of the Board of Directors and/or the Committee, upon the occurrence of specified events, including, without limitation, a change of control of the Company, an acquisition of a specified percentage of the voting power of the Company, the dissolution or liquidation of the Company, a sale of substantially all of the property and assets of the Company or an event of the type described in Section 7 hereof; or

          (iii) a provision required in order for such Award to qualify as an incentive stock option under Section 422 of the Internal Revenue Code (an "Incentive Stock Option"), provided that the recipient of such Award is eligible under the Internal Revenue Code to receive an Incentive Stock Option.

SECTION 4. STOCK SUBJECT TO PLAN

     (a) The aggregate number of Common Shares issued and issuable pursuant to all Awards granted under this Plan shall not exceed 570,000, subject to adjustment as provided in Section 7 hereof.

     (b) For purposes of Section 4(a) hereof, the aggregate number of Common Shares issued and issuable pursuant to all Awards granted under this Plan shall at any time be deemed to be equal to the sum of the following:

          (i) the number of Common Shares which were issued prior to such time pursuant to Awards granted under this Plan, other than Common Shares which were subsequently reacquired by the Company pursuant to the terms and conditions of such Awards and with respect to which the holder thereof received no benefits of ownership such as dividends; plus

          (ii) the number of Common Shares which were otherwise issuable prior to such time pursuant to Awards granted under this Plan, but which were withheld by the Company as payment of the purchase price of the Common Shares issued pursuant to such Awards or as payment of the recipient's tax withholding obligation with respect to such issuance; plus

          (iii) the maximum number of Common Shares issuable at or after such time pursuant to Awards granted under this Plan prior to such time.

SECTION 5. DURATION OF PLAN

     Awards shall not be granted under this Plan after March 17, 2004. Although Common Shares may be issued after March 17, 2004 pursuant to Awards granted prior to such date, no Common Shares shall be issued under this Plan after March 17, 2014.

SECTION 6. ADMINISTRATION OF PLAN

     (a) This Plan shall be administered by the Board of Directors of the Company or a committee of the Board of Directors (the "Committee") consisting of two or more directors, each of whom is a "nonemployee director" (as such term is defined in rule 16b-3 promulgated under the Exchange Act, as such Rule may be amended from time to time).

     (b) Subject to the provisions of this Plan, the Board of Directors and/or the Committee shall be authorized and empowered to do all things necessary or desirable in connection with the administration of this Plan, including, without limitation, the following:

          (i) adopt, amend and rescind rules and regulations relating to this Plan;

          (ii) determine which persons are Participants and to which of such Participants, if any, Awards shall be granted hereunder;

          (iii) grant Awards to Participants and determine the terms and conditions thereof, including the number of Common Shares issuable pursuant thereto;

          (iv) determine whether, and the extent to which, adjustments are required pursuant to Section 7 hereof; and

          (v) interpret and construe this Plan and the terms and conditions of all Awards granted hereunder.

SECTION 7. ADJUSTMENTS

     If the outstanding securities of the class then subject to this Plan are increased, decreased or exchanged for or converted into cash, property or a different number or kind of securities, or if cash, property or securities are distributed in respect of such outstanding securities, in either case as a result of a reorganization, merger, consolidation, recapitalization, restructuring, reclassification, dividend (other than a regular, quarterly cash dividend) or other distribution, stock split, reverse stock split or the like, or if substantially all of the property and assets of the Company are sold, then, unless the terms of such transaction shall provide otherwise, the Board of Directors and/or the Committee shall make appropriate and proportionate adjustments in (a) the number and type of, and exercise price for, shares or other securities or cash or other property that may be acquired pursuant to Incentive Stock Options and other Awards theretofore granted under this Plan, and (b) the maximum number and type of shares or other securities that may be issued pursuant to Incentive Stock Options and other Awards thereafter granted under this Plan.

SECTION 8. AMENDMENT AND TERMINATION OF PLAN

     The Board of Directors may amend or terminate this Plan at any time and in any manner, provided, however, that no such amendment or termination shall deprive the recipient of any Award theretofore granted under this Plan, without the consent of such recipient, of any of his or her rights thereunder or with respect thereto.

SECTION 9. EFFECTIVE DATE OF PLAN

     This Plan shall be effective as of March 17, 1994, provided, however, that no Common Shares may be issued under this Plan until it has been approved, directly or indirectly, by the affirmative votes of the holders of a majority of the securities of the Company present, or represented, and entitled to vote at a meeting duly held in accordance with the laws of the State of Delaware.

SECTION 10. LEGAL REQUIREMENTS

     No Common Shares issuable pursuant to an Award shall be issued or delivered unless and until, in the opinion of counsel for the Company, all applicable requirements of federal, state and other securities laws, and the regulations promulgated thereunder, and any applicable listing requirements of any stock exchange on which shares of the same class are then listed, shall have been fully complied with. It is the Company's intent that the Plan shall comply in all respects with Rule 16b-3 promulgated under the Exchange Act, as such Rule may be amended from time to time. If any provision of the Plan is found not to be in compliance with Rule 16b-3 of the Exchange Act, such provision shall be null and void.

PROXY

                            DUCOMMUN INCORPORATED
       111 West Ocean Boulevard, Suite 900, Long Beach, California 90802

           PROXY FOR ANNUAL MEETING OF SHAREHOLDERS ON MAY 6, 1998

        The undersigned hereby appoints JOSEPH C. BERENATO and JAMES S. HEISER, and each of them (with full power to act without the other), the agents and proxies of the undersigned, each with full power of substitution, to represent and to vote, as specified below, all of the shares of Common Stock of Ducommun Incorporated, a Delaware corporation, held of record by the undersigned on March 16, 1998, at the Annual Meeting of Shareholders to be held on May 6, 1998, and at any adjournments or postponements thereof.

                          (Continued on other side)


--------------------------------------------------------------------------------
                             FOLD AND DETACH HERE

                                                        Please mark
                                                        your vote as  [X]
                                                        indicated in
                                                        this example.

1. ELECTION OF DIRECTORS
   Nominees: Norman A. Barkeley, H. Frederick Christie and Kevin S. Moore

                       FOR                    WITHHOLD
                  all nominees                AUTHORITY
              listed below (except           to vote for
                as marked to the             all nominees
                contrary below)              listed below
                       [ ]                       [ ]

(INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee's name on the space provided below.)

--------------------------------------------------------------------------------

2. Amendment to Restated Certificate of Incorporation of the corporation to increase the number of authorized shares of Common Stock from 12,500,000 shares to 35,000,000 shares.

          FOR                 AGAINST             ABSTAIN
          [ ]                   [ ]                 [ ]

3. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2.

This proxy may be revoked at any time prior to the voting thereof. All other proxies heretofore given by the undersigned are hereby expressly revoked.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

Signature(s)___________________________________________ Dated:____________, 1998
Please sign exactly as name appears below. When shares are held by joint-tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.


                             FOLD AND DETACH HERE